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[LOGO DIGITALGLOBE]                                                Press Release
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   1900 Pike Road - Longmont, Colorado USA 80501-6700 - Tel: 303. 682. 3800 -
                   Fax: 303. 682. 3848 - www.digitalglobe.com


     Media Contact
     Chuck Herring
     Director of Marketing Communications
     (303) 682-3820
     cherring@digitalglobe.com
     800.496.1225 (Customer Service line for publication)

     For Immediate Release
                       DigitalGlobe's QuickBird Imagery is
                                Clearly the Best
          World's Highest Resolution Commercial Imaging Satellite Shows
                              Unprecedented Clarity

          LONGMONT, Colorado, December 17, 2001, DigitalGlobe/(TM)/ announced today the release of the first imagery from the world's highest resolution commercial imaging satellite, QuickBird. The images of Antarctica, Bangkok, and Washington D.C. are downloadable from the DigitalGlobe (www.digitalglobe.com) website, (click on the red
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          QuickBird First Images link). The images show details never before seen from a commercial imaging satellite. The suite of imagery represents QuickBird's capabilities such as resolution, clarity, spectral qualities, and global coverage. QuickBird, manufactured by Ball Aerospace & Technologies Corp., was successfully launched on October 18, 2001, from Vandenberg AFB in California on a Boeing Delta
          II. As the highest-resolution commercial satellite in operation, QuickBird circles the Earth in a 450-km (280-mile), 98-degree sun-synchronous orbit, which provides consistent revisit times year-round. In addition to providing the highest-resolution imagery, QuickBird also collects an industry leading 16.5-kilometer (10.3-mile) imagery swath.

          The Bangkok, Thailand image, a 61-centimeter (2-foot) panchromatic (black and white) image, shows the crisp detail captured by QuickBird. The McMurdo Bay, Antarctica image, a 2.44-meter (9-foot) multispectral (color) scene, showcases the spectral qualities of QuickBird. The Washington D.C. image, a 61-centimeter natural color scene, represents the clarity, sharpness, and spectral qualities of products offered by DigitalGlobe.

          "To say that we are pleased with the quality of the QuickBird imagery is an understatement! We are thrilled," stated Herb Satterlee, president and chief executive officer of DigitalGlobe. "The consistent feedback from our customers who have seen the imagery is that we have taken the commercial satellite imaging industry to a new level. We now provide the clearest imagery from a commercial imaging satellite, which ensures our customers' expectations are exceeded by the quality of the product. Applications for this imagery include detailed mapping, resource management, urban planning, telecommunications, and agriculture with new markets and applications yet to be developed."

          The satellite has progressed halfway through the verification and calibration period. Just as DigitalGlobe has been methodical in publicly releasing the first imagery from QuickBird, DigitalGlobe plans to begin operations in a strategically phased approach to ensure our customers' experience with DigitalGlobe is exceptional. In the first quarter of 2002, DigitalGlobe plans to begin initial operations with select customers including master distributors in Europe (Eurimage) and Asia (Hitachi Software Engineering Co., Ltd.). DigitalGlobe will open access to its entire worldwide reseller network beginning in the second quarter and begin full commercial operations in July of 2002.

          About DigitalGlobe: www.digitalglobe.com
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          DigitalGlobe is an imagery and information company located in
          Longmont, Colorado. DigitalGlobe is establishing a market leadership position by providing the highest-resolution satellite imagery product offering, the greatest collection capacity, and the largest image size commercially available. Currently, there are no plans to launch a comparable commercial satellite until at least 2004. The company offers geographic information products through its digitalglobe.com on-line imagery store, an Internet-based global archive of geographic information available to commercial businesses.

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                                  EXHIBIT 99.1